EXHIBIT 99.2
Alkami Announces Alex Shootman as Chief Executive Officer
Appointment effective November 5, 2021. Mike Hansen to remain on Board of Directors.
November 4, 2021 (Plano, Texas) – Alkami Technology Inc. (NASDAQ: ALKT) (“Alkami”), announced that its Board of Directors has appointed Alex Shootman to the role of Chief Executive Officer, effective November 5, 2021. Shootman succeeds Mike Hansen, who will remain at Alkami in an advisory role through the end of the year to assist with the transition and continue his role as a Director on Alkami’s board through at least 2022. Shootman will also be appointed to Alkami’s Board of Directors.
Shootman brings to Alkami more than 20 years of executive leadership experience growing and scaling enterprise software companies across multiple industries. Most recently, he served as Chief Executive Officer of Workfront, where he more than doubled revenue over a five-year period by repositioning the company from a departmental project application to an enterprise application platform. Prior to joining Workfront, Shootman served as President of Apptio and before that, he was President of Eloqua and a member of the team that helped bring Eloqua to a successful public offering. Shootman has also held executive leadership positions with Vignette, TeleTech, BMC Software, and IBM.
“I am delighted to join Alkami at this exciting time in their journey,” said Shootman. “Alkami has a demonstrated track record of significant top-line growth, over 30% annually, by delivering regional and community financial institutions a digital banking platform that levels the playing field against established megabanks and disruptive fintechs much larger in scale and resources. I look forward to working with the exceptional talent at Alkami, our clients, and our partners to accelerate and scale growth for the company through innovative financial technology that empowers our clients to meet the growing demands of U.S. consumers and businesses.”
“Alex’s experience in growing and scaling enterprise software companies is essential at this stage of Alkami,” said Brian R. Smith, Founder and Managing Director of S3 Ventures and Chairperson of Alkami’s Board of Directors. “Alkami possesses the vision, strategy, and technology to help our remarkable clients grow faster than the market. With Alex at the helm, Alkami has also acquired an enterprise software veteran with proven success scaling high-growth companies.
"Mike Hansen has been an inspiring leader over his more than eight years with Alkami. During his tenure he has exponentially increased the company’s value and scale including completing the IPO of ALKT on Nasdaq earlier this year. The board and I thank Mike for his service and look forward to continuing to work with him."
“It has been a privilege and an honor being a part of the alchemy that brought the vision and mission to life for our Alkamists, clients, partners, communities, and owners these last eight years,” said Mike Hansen. “Alex shares the values and ideals that define Alkami, including a belief in culture as a competitive advantage and technology as a catalyst to digital transformation. Add to this his proven success in scaling enterprise SaaS companies, and we have found in Alex an ideal candidate to lead Alkami in its next phase. I am thankful for an amazing journey and am confident that our best days are yet ahead.”
About Alkami
Alkami Technology, Inc. is a leading cloud-based digital banking solutions provider for financial institutions in the United States that enables clients to grow confidently, adapt quickly and build thriving digital communities. The Alkami Platform is the digital banking and fraud mitigation platform of choice for over 280 financial institutions. Alkami's investments have resulted in a premium platform that has enabled it to replace older, larger and better-funded incumbents and provide clients with world-class experiences reflecting their individual digital strategies.

Media Relations Contact
Jennifer Cortez
jennifer.cortez@alkami.com
Audrey Pennisi
audrey@outlookmarketingsrv.com
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